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EXHIBIT 2.2

                                  July 12, 2002



Bergamo Acquisition Corp.
2600 Michelson Avenue
Suite 490
Irvine, CA 92612


Dear Sirs:

         The undersigned understand that an Agreement and Plan of Merger dated as of June 19, 2002, (the "Agreement"), has been executed between Clothing Source of California, Inc., a California corporation ("CSC"), and Bergamo Acquisition Corp, a Delaware corporation ("Bergamo"). Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. The undersigned, collectively, own 417,000 shares of Common Stock of Bergamo (the "Locked-Up Shares"). For purposes of this Agreement, the Locked-Up Shares shall be divided into two groups, each consisting of 208,500 shares, with one group designated as the "Marketable Shares" and the other group designated as the "Option Shares"

         1. In consideration of CSC having entered into the Agreement, the benefits to be derived by the undersigned thereby and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree that, except as otherwise provided herein, the undersigned will not, directly or indirectly, sell, offer to sell, transfer, hypothecate, contract to sell, grant any option to purchase, or otherwise dispose of any of the Locked-Up Shares, except (a) by operation of law, or (b) pursuant to a bona fide gift or private sale to any person or other entity which agrees in writing to be bound by the provisions of this letter agreement.

         In addition, the undersigned agree that Bergamo may (i) with respect to any of the Locked-Up Shares for which the undersigned is the record holder, cause its transfer agent to note stop transfer instructions with respect to such shares on the transfer books and records of Bergamo and (ii) with respect to any Locked-Up Shares for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares to cause the transfer agent for Bergamo to note stop transfer instructions with respect to such shares on the transfer books and records of Bergamo. In addition, the undersigned agree to the imposition of an appropriate legend on the certificates representing the Locked-Up Shares.

         2. During each calendar month following the Closing Date, commencing with the first calendar month beginning after the Closing Date, each of the undersigned, individually, may sell or otherwise transfer up to a maximum of 7,000 of the Marketable Shares, for an aggregate monthly maximum of 21,000 Shares. Any Marketable Shares eligible for sale but not sold during any calendar month may be carried over to the following calendar month, and shall no longer be subject to the provisions of this Agreement. With respect to any Marketable Shares that become eligible for sale under this section, Bergamo agrees that it will cooperate in the removal of any legends on the certificates and will remove any stop transfer instructions with its Transfer Agent.

         3. The undersigned hereby grant to Bergamo an option to purchase all, but not less than all, of the Option Shares, on the terms and conditions set forth herein, and agrees that the certificates representing the Option Shares shall bear a legend referring to this Agreement. The option may be exercised at any time commencing on the first anniversary of the effective date of the Merger and continuing for a period of fifteen days thereafter (the "Exercise Period"). The purchase price for all of the Option Shares shall be $125,000 (the "Exercise Price"); provided, however, that the Exercise Price per share and the number of Option Shares shall be appropriately adjusted to reflect any stock splits, stock

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dividends or reclassifications of the Common Stock.. The option may be exercised by written notice to the undersigned, accompanied by a cashier's check for the Exercise Price. Upon due exercise, the undersigned shall deliver to Bergamo any certificates representing the Option Shares, duly endorsed in favor of Bergamo or its assignee. If the Exercise Period expires and the option granted herein is not duly exercised, then the Option Shares shall be free of the option granted herein and any other restrictions in this Agreement. Until expiration of the Exercise Period, the undersigned will not sell, transfer or assign any of the Option Shares.

         4. This Agreement shall terminate, and all restrictions on the Locked-Up Shares (including the option to purchase the Option Shares), shall terminate, upon (a) the merger or consolidation of Bergamo in which it is not the surviving corporation, the sale of all or substantially all the assets of Bergamo, or the sale of 50% or more of the outstanding Common Stock of Bergamo in a single transaction or a series of related transactions, or (b) the occurrence of any event which results in the Option Shares, in the aggregate, representing less than 4% of the outstanding capital stock of Bergamo, assuming exercise of all outstanding options and warrants and conversion of all convertible securities. By way of example, based on the current capitalization of Bergamo, the restrictions would terminate at such time as Bergamo has outstanding, on a fully diluted basis, 5,212,000 or more shares. Upon the termination of the restrictions, Bergamo will cooperate in the removal of any legends on the certificates referring to the restrictions, including the issuance of new certificates without such legends, and will remove any stop transfer instructions with its Transfer Agent..

         5. The undersigned understands that CSC has entered into the Agreement in reliance on an undertaking therein that the undersigned would execute this letter agreement. In connection therewith, the undersigned agrees to be bound by the foregoing, notwithstanding any contrary terms or provisions that may be contained in any other agreement to which the undersigned is bound or rule of law to which the undersigned is subject, relating to any of the foregoing, specifically including Rule 144 promulgated under the Securities Act of 1933, as amended

         The undersigned each hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.


                                                  Very truly yours,


                                                  /s/ Danilo Cacciamatta
                                                  ----------------------
                                                  Danilo Cacciamatta


                                                  Templemore Partners

                                                  By  /s/ Desmond Allen
                                                      -----------------
                                                      Desmond Allen


                                                      /s/ Suzanne Kerr
                                                      ----------------
                                                      Suzanne Kerr